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                                                                 Exhibit 11.1

                         C-CUBE MICROSYSTEMS INC.

                 COMPUTATION OF EARNINGS (LOSS) PER SHARE
         Quarter and Nine Months Ended September 30, 1996 and 1995
                 (in thousands, except per share amounts)


                                  Quarter Ended            Nine Months Ended
                                   September 30,              September 30,
                              ----------------------     --------------------
                                 1996         1995          1996       1995
                              ---------    ---------     --------    --------
Net income (loss)             $(117,757)   $   8,428     $(90,330)   $ 15,757
                              =========    =========     ========    ========
Weighted average common
   shares outstanding            34,078       32,146       33,297      31,650
Common share equivalents
   related to stock options       n/a          3,118        n/a         3,108
                              ---------    ---------     --------    --------
Weighted average common and
   equivalent shares             34,078       35,264       33,297      34,758
                              =========    =========     ========    ========
Net income (loss) per share      $(3.46)       $0.24       $(2.71)      $0.45
                              =========    =========     ========    ========